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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statement Number 333-1178 (dated February 8, 1996 on Form S-8), Registration Statement Number 333-3004 (dated March 9, 1996 on Form S-8) and Registration Statement Number 333-17439 (dated December 6, 1996 on Form S-8) of People's Bancshares, Inc. of our report dated January 26, 2001, except for Note 2 as to which the date is March 26, 2001 on the financial statements of People's Bancshares, Inc., appearing in the Annual Report on Form 10-K of People's Bancshares, Inc. for the year ended December 31, 2000.


/s/ Wolf & Company P.C.
-----------------------
Wolf & Company P.C.


Boston, Massachusetts
March 29, 2001